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Exhibit 10.7.2

Amendment No. 1 to

Alliant Techsystems Inc.
1990 Equity Incentive Plan
Amendment and Restatement as of January 26, 1999

        The Alliant Techsystems Inc. 1990 Equity Incentive Plan, as amended and restated as of January 26, 1999 (the "Plan") is hereby amended as follows, effective May 8, 2001:

  (1)
  Article 6(b) is amended by adding thereto after the last sentence the following: "Notwithstanding the foregoing, the Committee in its discretion may determine a price per Share of less than Fair Market Value if such grant is in substitution for a stock option granted by an entity merged with or acquired by the Company or an Affiliate."

so that Article 6(b), as so amended, reads in its entirety as follows:

        "(b) Grant of Options and Option Price. No later than the Grant Date of any option, the Committee shall determine the Option Price; provided that the Option (i) shall not be less than 100% of the Fair Market Value of the Stock on the Grant Date and (ii) unless such option relates to treasury shares, shall not be less than the par value of the Stock. Notwithstanding the foregoing, the Committee in its discretion may determine a price per Share of less than Fair Market Value if such grant is in substitution for a stock option granted by an entity merged with or acquired by the Company or an Affiliate."

        Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Plan.

        Except as expressly amended herein, the Plan shall remain in full force and effect in accordance with its terms and provisions as in effect on the effective date of this Amendment No. 1.

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Amendment No. 1 to Alliant Techsystems Inc. 1990 Equity Incentive Plan Amendment and Restatement as of January 26, 1999